Exhibit 10.8

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of April 1, 2011 (this “Employment Agreement”) by and between Community Choice Financial Inc., an Ohio corporation (the “Company”), and Bridgette C. Roman (“Executive”).

WHEREAS, the Company wishes to employ Executive and Executive wishes to be employed by, and make her services available to, the Company on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.              Employment.  Effective as of the date hereof (the “Commencement Date”), the Company hereby agrees to employ Executive as the General Counsel, Chief Legal Officer, Chief Ethics Officer and Secretary, and Executive hereby accepts such employment on the terms and conditions hereinafter set forth.

2.              Duties.

(a)         As General Counsel and Chief Legal Officer of the Company, Executive shall be responsible for managing and supervising, and shall have responsibility and powers for the day-to-day conduct of, the legal affairs of the Company and its subsidiaries, including, but not limited to, hiring and firing of legal personnel, executing contracts and agreements provided that the dollar value of the contract or agreement does not exceed $50,000, managing and supervising any internal and or external counsel, and shall have all of the powers, authority, duties and responsibilities usually incident to the position and role of General Counsel and Chief Legal Officer in companies that are comparable in size and character to the Company, and shall perform such other reasonable duties consistent with the position of General Counsel, as may lawfully be assigned to her by the Company’s Board of Directors (the “Board”) and the Company’s Chief Executive Officer (the “CEO”).

(b)         As Chief Ethics Officer of the Company, Executive shall be responsible for the general administration, oversight and monitoring compliance with the Company’s Code of Conduct and Business Ethics (the “Code”) and other procedures intended to detect and prevent unethical or illegal behavior, operation and effectiveness of the Company’s hotline, investigating incidents of suspected non-compliance with the Code, reporting to the Audit and/or Governance Committees of the Board regarding the effectiveness of an adherence to the Code, periodically reviewing and revising Company policies and procedures to achieve compliance with applicable rules, regulations, policies and procedures, and making recommendations to the CEO, Audit and/or Governance Committees of the Board regarding disciplinary or remedial action for non-compliance with the Code.

(c)          During the Term, Executive shall report directly to the Company’s Chief Compliance Officer (the “CCO”), serve the Company and its subsidiaries and devote such time, attention, skill and efforts as is necessary for the performance of her duties hereunder; provided however, that, notwithstanding the above, Executive shall be permitted, to the extent such activities do not interfere with the performance by Executive of her duties and responsibilities hereunder, to (i) manage Executive’s personal, financial and legal affairs, (ii) serve on charitable boards or committees and (iii) engage in community service, charitable activities and professional educational duties.

3.              Term.  The term of employment of Executive under this Employment Agreement shall commence on the Commencement Date and shall continue in full force and effect until December 31, 2011 unless terminated earlier as provided herein (including any renewals hereunder, the “Term”); provided, however, that unless the Board or Executive provides the other with written notice of termination of this Employment Agreement at least 90 days prior to any date on which this Employment Agreement would otherwise expire or as otherwise set forth herein, the term of employment hereunder shall be automatically extended for an additional period of one fiscal year from each such date.

4.              Compensation and Related Matters.

(a)         Base Salary.  For performance of services under this Employment Agreement, Executive shall receive a base salary of $275,000 for each fiscal year of the Term (“Base Salary”).  Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices.  The compensation committee of the Board (“Committee”) shall review Executive’s Base Salary annually and in a manner consistent with the compensation practices and guidelines of the Company and, in its sole discretion, may increase (but not decrease) such Base Salary during the Term on an annual basis.  If Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement as of such increase.

(b)         Annual Bonus.  In addition to Base Salary, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) in the amounts and with respect to the fiscal years set forth in Schedule I hereto, subject to terms and conditions determined by the CEO and the Board, including with respect to the achievement of the Company’s financial budget goals for the fiscal year of 2011 as determined by the Board.  The Annual Bonus shall be paid in the fiscal year following the end of the applicable fiscal year in which such bonus was earned.

(c)          Business Expenses.  The Company shall reimburse Executive for all reasonable business expenses upon the presentation of receipts in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(d)         Professional Expenses.  At the discretion of the CCO, the Company shall pay all reasonable national, state and local bar and legal professional association dues and registration fees and all reasonable professional educational or continuing legal educational expenses incurred by Executive.

(e)          Benefit Plans and Perquisites.  Executive shall be entitled to participate in and be covered under all employee benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, 401(k), vacation and medical.

(f)           Retention Bonus.  Executive shall be entitled to be paid a retention bonus in the aggregate amounts for each fiscal year set forth in Schedule II hereto.

5.              Termination.  Executive’s employment hereunder may be terminated upon the following events:

(a)         Death.  Executive’s employment hereunder shall terminate upon her death.

(b)         Disability.  Executive’s employment may be terminated if, as a result of Executive’s incapacity due to physical or mental illness, Executive is unable to perform her duties for 180 consecutive days and, within 30 days after a Notice of Termination (as defined below), which Notice of Termination may not be given until the expiration of such consecutive 180 day period, is given to Executive, Executive has not returned to work (“Disability”).

(c)          Cause.  The Company shall have the right to terminate Executive’s employment for Cause.  “Cause” shall mean:

(i)                                     Executive’s material breach of this Employment Agreement and Executive’s failure to cure such breach within 20 days following written notice from the Board or the CEO to Executive of such breach;

(ii)                                  Executive’s failure or refusal to comply, on a timely basis, with any lawful direction or instruction of the Board, the CEO, the Company’s President or the CCO;

(iii)                               Executive’s gross negligence or willful misconduct in the performance of her duties as an employee of the Company;

(iv)                              Executive’s commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or act of dishonesty against the Company;

(v)                                 conviction of Executive of a felony or entry by Executive of a plea of nolo contendre or a plea of guilty under an indictment to a felony; or

(vi)                              the habitual drug addiction or intoxication of Executive.

(d)         Good Reason.  Executive may resign for “Good Reason” within 30 days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events:

(i)                                     a reduction in Executive’s Base Salary, or non-timely payment of Base Salary or earned Annual Bonus or benefits or other breach by the Company of this Agreement that is not cured by the Company within 20 days of Executive’s written notice to the Company of such breach;

(ii)                                  a material diminution in Executive’s duties or responsibilities not cured by the Company within 20 days after written notice to the Company; or

(iii)                               a requirement by the Company that Executive be based in an office that is located more than 20 miles from Executive’s principal place of employment as of the Commencement Date.

(e)          Without Cause.  The Company shall have the right to terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination.

6.              Termination Procedure.

(a)         Notice of Termination.  Any termination of Executive’s employment by the Company or resignation by Executive (other than termination by reason of death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Employment Agreement relied upon.

(b)         Termination Date.  “Termination Date” shall mean (i) if Executive’s employment is terminated by her death, the date of her death, (ii) if Executive’s employment is terminated for Disability, 30 days after Notice of Termination, and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given (subject to any cure periods) or any later date (within 30 days after the giving of such notice) set forth in such Notice of Termination.

7.              Compensation Upon Termination.  Upon the termination of Executive’s employment and subject to the terms set forth herein, the Company shall provide Executive with the payments and benefits set forth below.  Executive acknowledges and agrees that the payments set forth in this Section 7 constitute liquidated damages for termination of her employment during the Term.

(a)         Non-Renewal by the Company.  If the Company does not renew Executive’s employment in accordance with Section 3 above, Executive shall be entitled to receive her Base Salary and Continued Benefits (as defined below) for a period of 90 days following the expiration of the Term (such 90-day period, the “Non-Renewal Tail Period”).

(b)         Termination upon Executive’s Disability.  If Executive’s employment is terminated by reason of Disability, then:

(i)                                     Company shall pay to Executive (A) any accrued, but unpaid, Base Salary and vacation pay through the Termination Date, payable in accordance with the usual payroll practices of the Company, (B) any portion of the Annual Bonus that is determined to have otherwise been earned with respect to the fiscal year in which termination occurs (the “Termination Year”), payable in accordance with the Company’s usual bonus payment schedule, (C) continued Base Salary and Continued Benefits (as defined below) until the earlier of (i) six months following the Termination Date or (ii) the date on which Executive becomes entitled to long-term disability benefits under the applicable plan or program of the Company, payable, in the case of Base Salary, in accordance with the usual payroll policies of the Company, and (D) the portion of the Retention Bonus that is earned but unpaid through the Termination Date, to the extent not already paid in accordance with Section 4(g) above, payable within thirty (30) days of the Termination Date.

(ii)                                  “Continued Benefits” means reimbursement of any premiums for continued group medical, dental and vision coverage for the Executive and/or the Executive’s eligible dependents under Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), to the extent such amount exceeds the premium which Executive would have had to pay for coverage under such plan if she had remained an active employee.  For the avoidance of doubt, any amounts reimbursed pursuant to this Section 7 shall be treated as compensation.

(c)          Termination upon Executive’s Death.  If Executive’s employment terminates during the Term due to Executive’s death, then:

(i)                                     The Company shall pay to Executive’s beneficiary, (A) any accrued, but unpaid Base Salary and Annual Bonus through the Termination Date, payable within 10 days of the Termination Date, (B) any accrued but unpaid vacation pay through the Termination Date, (C) a pro-rata portion of Executive’s Annual Bonus for the Termination Year, payable in accordance with the Company’s usual bonus payment schedule, and (D) the portion of the Retention Bonus that is accrued but unpaid through the Termination Date, to the extent not already paid in accordance with Section 4(g) above, payable within 30 days of the Termination Date.

(ii)                                  The Company shall provide Executive’s spouse and dependents with Continued Benefits for 12 months.

(d)         Termination by the Company without Cause or Resignation by Executive for Good Reason.

(i)                                     Subject to Executive’s execution and effectiveness of a general release of claims in the form attached hereto as Exhibit A (the “Release”) and her continued compliance with the Non-Competition Agreement (as though Extended Benefits Period (as defined below) were substituted for Non-Compete Period throughout the Non-Competition Agreement), in the event that Executive is terminated without Cause or resigns for Good Reason, the Company shall pay to Executive (A) any accrued, but unpaid, Base Salary and vacation pay through the Termination Date, payable as soon as practicable in accordance with the usual payroll practices of the Company, (B) any portion of the Annual Bonus that is determined to have otherwise been earned with respect to the Termination Year, payable in accordance with the Company’s usual bonus payment schedule, (C) Base Salary and Continued Benefits for the longer of (i) the Termination Date through December 31 of the Termination Year or (ii) 90 days (the longer of which, plus the Term, the “Extended Benefits Period”); payable, in the case of Base Salary, in accordance with the usual payroll policies of the Company, and (D) the accrued but unpaid Retention Bonus through the date of termination, to the extent not already paid in accordance with Section 4(g) above, payable within 30 days of the Termination Date.

(ii)                                  As a condition precedent to receiving any payments under Section 7(d)(i) (other than those amounts already accrued prior to the Termination Date, which shall be payable on the date of termination), Executive shall have executed, within 21 days, or if required for an effective release, 45 days, the Release, which may be updated by the Company from time to time to reflect changes in law, and the seven-day revocation period of such Release shall have expired without revocation.  Subject to Section 19 and the execution of the Release pursuant to this Section 7(d)(ii), all payments under Section 7(d)(i) shall be payable as described above; provided, that the first payment shall be made on the 60th day after the Termination Date (or such later date as required by the terms hereof), and such first payment shall include payment of any amounts that would otherwise be due prior thereto.

(e)          Termination by the Company for Cause or by Executive without Good Reason.  If Executive’s employment is terminated by the Company for Cause or Executive resigns other than for Good Reason then the Company shall pay Executive her accrued, but unpaid Base Salary, any Annual Bonus that is determined to have otherwise been earned with respect to the Termination Year, payable in accordance with the Company’s usual bonus payment schedule, and any accrued but unpaid vacation pay, through the Termination Date, payable in accordance with the usual payroll policies of the Company as soon as practicable following the Termination Date.

8.              Confidentiality, Non-Compete, Non-Solicit/Hire and Intellectual Property Agreement.  Simultaneous with the execution and delivery of this Employment Agreement, the Company and Executive shall execute and deliver the non-competition agreement (the “Non-Competition Agreement”) attached hereto as Exhibit B and incorporated herein by reference.  Provided that such Non-Competition Agreement shall be enforced only to the extent permitted by Rule 5.6 of the Rules of Professional Conduct.  If, however, Employee is engaged in any activity that violates the Non-Competition Agreement, Employee waives any right to payments during the Extended Benefits Period as addressed in Section 6(d)(i).

9.              Indemnification.  Executive shall be entitled to such indemnification under the terms of the Company’s Code of Regulations, Articles of Incorporation and such other liability insurance as the Company may purchase for its Board members and senior officers from time to time.

10.       Arbitration.  Except as provided for in the Non-Competition Agreement, if any contest or dispute arises between the parties with respect to this Employment Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in the city of Columbus, Ohio in accordance with the rules and procedures of the Employee Dispute Resolution Rules of the American Arbitration Association then in effect.  The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award.

11.       Notice.  For the purposes of this Employment Agreement, notices, demands and all other communications provided for in this Employment Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Bridgette C. Roman
8825 Dunsinane Drive
Dublin, Ohio 43017

If to the Company:

Community Choice Financial Inc.
7001 Post Road, Suite 200
Dublin, Ohio 43016

Attn: CEO
Telephone: (614) 798-5900
Fax: (614) 760-2601

with a copy to:

Diamond Castle Holdings
280 Park Avenue, 25th floor, East Tower
New York, New York 10017
Attn:  Andrew Rush
Fax:  (212) 983-1234

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.       Miscellaneous.  No provisions of this Employment Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company (other than Executive), and such waiver is set forth in writing and signed by the party to be charged.  No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Employment Agreement.  The respective rights and obligations of the parties hereunder of this Employment Agreement shall survive Executive’s termination of employment and the termination of this Employment Agreement to the extent necessary for the intended preservation of such rights and obligations.  The validity, interpretation, construction and performance of this Employment Agreement and all claims of action (whether in contract or tort) that may be based upon, arise out of or relate to this Employment Agreement, shall be governed by the laws of the State of Ohio without regard to its conflicts of law principles.

13.       Validity.  The invalidity or unenforceability of any provision or provisions of this Employment Agreement shall not affect the validity or enforceability of any other provision of this Employment Agreement, which shall remain in full force and effect.

14.       Counterparts.  This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.       Entire Agreement.  Except as otherwise provided for herein, any Exhibits hereto, this Employment Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.  Any prior agreement of the parties hereto, or between Executive and any of the Company’s subsidiaries in respect of the subject matter contained herein is hereby terminated and cancelled.  Other than any accrued Base Salary due to Executive as of the date hereof, Executive acknowledges that as of the Commencement Date, she has no claims against the Company or any of its affiliates in respect of any amounts that may be owing to her from any of the subsidiaries.

16.       Withholding.  All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

17.       Noncontravention.  The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company’s ability to enter into or perform this Employment Agreement.

18.       Section Headings.  The section headings in this Employment Agreement are for convenience of reference only, and they form no part of this Employment Agreement and shall not affect its interpretation.

19.       Section 409A.

(a)         The intent of the parties is that payments and benefit under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If the Executive notifies the Company that the Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.  To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b)         A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  As permitted by Treasury Regulation 1.409A-1(h)(1)(ii), 49% shall be substituted in lieu of 20% for the average level of bona fide services performed during the immediately preceding 36-month period in order to constitute a “separation from service.”  For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in the Wall Street Journal on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)          (i) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; provided, that this clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(d)         For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Community Choice Financial Inc.		Bridgette C. Roman

By:	/s/ William E. Saunders, Jr.	/s/ Bridgette C. Roman

Name:	William E. Saunders, Jr.

Title:	Chief Executive Officer

[Signature Page to Employment Agreement]

Schedule I

Annual Bonus

Fiscal Year	Amount of Annual Bonus
2011	$75,000

Schedule II

Retention Bonus for the Fiscal Year of 2011 and any Subsequent Fiscal Year in the Term

The retention bonus equals an aggregate amount of $75,000 for the fiscal year of 2011 (the “2011 Retention Bonus”) and for any subsequent fiscal year in the Term, to the extent the Term is renewed in accordance with Section 3 of this Employment Agreement.  The 2011 Retention Bonus shall be earned and paid as follows:

(i)                                     On the Commencement Date, Executive shall receive $18,750;

(ii)                                  On June 30, 2011, but only if Executive is employed by the Company (subject to Section 7(d) of this Employment Agreement), Executive will be eligible to receive $18,750 upon the achievement of each of the milestones set forth below;

(iii)                               On September 30, 2011, but only if Executive is employed by the Company (subject to Section 7(d) of this Employment Agreement), Executive will be eligible to receive $18,750 upon the achievement of each of the milestones set forth below; and

(iv)                              On December 31, 2011, but only if Executive is employed by the Company (subject to Section 7(d) of this Employment Agreement), Executive will be eligible to receive $18,750 upon the achievement of each of the milestones set forth below (it being understood that the payments set forth in subsections (i)-(iv) above, to the extent accrued and payable, comprise the 2011 Retention Bonus).

Milestones for the Fiscal Year of 2011 and any Subsequent Fiscal Year in the Term

1.                                      Legal & Compliance:

a.                                      Integrate Rebecca Fox and refocus her responsibilities to be supportive of collections (FDCPA, where applicable, and Rosenthal Act; Bankruptcy resource to collections) and human resources relative to California Wage Order compliance.

b.                                      Oversee process improvements relative to California Wage Order compliance.

c.                                       Develop protocols for handling and monitoring California legal needs

d.                                      Governance:  (1) develop system for compliance with shareholder agreement and side letter observer rights and (2) virtual boardroom (web-portal for board members to access information).

2.                                      Record Retention — Investigate and make recommendations for program.

3.                                      IPO Preparations

a.                                      Advise board on applicable NASDAQ corporate governance standards

b.                                      Conduct education program for officers relative to code of ethics, trading policies and quiet period restrictions.

4.                                      Community Relations

a.                                      Fall Program in conjunction with State of Ohio on financial education

b.                                      Increase Charitable participation though volunteer hours and board involvement.

5.                                      PAC — recommend opportunities to improve participation; maintain records and timely reporting to FEC.

6.                                      Other

a.                                      Manage HR, Compliance and Legal personnel so as to keep performance at a high level of productivity and quality;

b.                                      Streamline contract management process;

c.                                       Work with Compensation Consultant and maintain information relative to competitive equity plans and compensation;

d.                                      Monitor and adapt relative to activities of CFPB and other Dodd Frank implementations.

Exhibit A

GENERAL RELEASE OF CLAIMS

A general release is required as a condition for receiving the severance benefits described in Section 7(d) of the employment agreement between Community Choice Financial Inc. (the “Company” or “us”) and Bridgette C. Roman (“you”) dated April 1, 2011, (the “Employment Agreement”); thus, by executing this general release (“General Release”), you have advised us that you hold no claims against the Company, any of its subsidiaries, or any of their predecessors, successors or assigns, affiliates, shareholders or members and each of their respective officers, directors, agents and employees (collectively, the “Releasees”), and by execution of this General Release you agree to waive and release any such claims, except relating to any compensation, severance pay and benefits described in the Employment Agreement.

You understand and agree that this General Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees in your capacity as an employee of the Company, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Releasees and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act and any other local, state or federal fair employment laws, and any contract or tort claims.

It is further understood and agreed that you are waiving any right to initiate an action in state or federal court by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination from the Company.  It is also acknowledged that your termination is not in any way related to any work-related injury.

Based on executing this General Release, it is further understood and agreed that you covenant not to sue to challenge the enforceability of this General Release.  It also is understood and agreed that the remedy at law for breach of the Employment Agreement and/or General Release shall be inadequate, and the Company shall be entitled to injunctive relief.

The ability to receive compensation and benefits under the terms of the Employment Agreement will remain open for a 21-day period after your Termination Date to give you an opportunity to consider the effect of this General Release.  At your option, you may elect to execute this General Release on an earlier date.  Additionally, you have seven days after the date on which you execute this General Release to revoke it.  As a result, this General Release will not be effective until eight days after you execute it.  We also hereby advise you of your right to consult with legal counsel prior to executing a copy of this General Release.

Finally, this is to expressly acknowledge:

You understand that you are not waiving any claims or rights that may arise after the date on which you execute this General Release.

You understand and agree that the compensation and benefits described in the Employment Agreement offer you consideration greater than that to which you would otherwise be entitled.

[Signature Page to Follow]

I hereby state that I have carefully read this General Release and that I am signing this General Release knowingly and voluntarily with the full intent of releasing the Releasees from any and all claims, except as set forth herein.  Further, if signed prior to the completion of the 21-day review period, this is to acknowledge that I knowingly and voluntarily signed this General Release on an earlier date.

Date	Bridgette C. Roman

Exhibit B

CONFIDENTIALITY, NON-COMPETITION AND INTELLECTUAL PROPERTY (this “Non-Competition Agreement”), dated as of April 1, 2011 (the “Commencement Date”), among Community Choice Financial Inc. (the “Company”) and Bridgette C. Roman (“Executive”).

WHEREAS, Executive has been offered employment with the Company, and has entered into an employment agreement dated as of the date hereto with the Company (the “Employment Agreement”).  In such role, Executive will receive specific confidential information relating to the businesses of the Company, which confidential information is necessary to enable Executive to perform Executive’s duties and to receive future compensation.  Executive will play a significant role in the development and management of the businesses of the Company and will be entrusted with the Company’s confidential information relating to the Company, the Company’s customers, manufacturers, distributors and others.

WHEREAS, Executive acknowledges that during the course of Executive’s employment with the Company, Executive will be involved in the current and future businesses of the Company, as set forth above.

WHEREAS, it is a condition to the commencement of Executive’s employment by the Company that Executive execute and deliver this Non-Competition Agreement.

NOW, THEREFORE, it is mutually agreed as follows:

1.                                      Confidentiality.

(a)                                 Executive shall not, during the term of Executive’s employment with the Company or at any time thereafter, directly or indirectly, divulge, use, furnish, disclose, exploit or make available to any person or entity, whether or not a competitor of the Company, any Unauthorized (as defined herein) disclosure of Confidential Information (as defined herein).  In the event that Executive is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil demand or similar process) to disclose any Confidential Information, Executive will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Non-Competition Agreement, and Executive will cooperate with the Company’s efforts to obtain such protective order.  In the event that such protective order or other remedy is not obtained or the Company waives compliance with the relevant provisions of this Non-Competition Agreement, Executive is permitted to furnish that Confidential Information which is legally required to be disclosed and will use her reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

As used herein, all capitalized terms used without definition shall have the meanings ascribed to them in the Employment Agreement, and the term:

“Confidential Information” shall mean trade secrets, confidential or proprietary information, and all other information, documents or materials, relating to, owned, developed or possessed by either of the Company, whether in tangible or intangible form.  Confidential Information includes, but is not limited to, (i) financial information, (ii) products, (iii) product and service costs, prices, profits and sales, (iv) new business, technical or other ideas, proposals, plans and designs, (v) business strategies, (vi) product and service plans, (vii) marketing plans and studies, (viii) forecasts, (ix) budgets, (x) projections, (xi)

computer programs, (xii) data bases and the documentation (and information contained therein), (xiii) computer access codes and similar information, (xiv) source codes, (xv) know-how, technologies, concepts and designs, including, without limitation, patent applications, (xvi) research projects and all information connected with research and development efforts, (xvii) records, (xviii) business methods and recommendations, (xix) existing or prospective client, customer, vendor and supplier information (including, but not limited to, identities, needs, transaction histories, volumes, characteristics, agreements, prices, identities of individual contacts, and spending, preferences or habits), (xx) training manuals and similar materials used by the Company in conducting its business operations, (xxi) personnel files of employees, directors and independent contractors of the Company, (xxii) competitive analyses, (xxiii) contracts with other parties, (xxiv) product formulations, and (xxv) other confidential or proprietary information that has not been made available to the trade or general public by the Company.  Confidential Information shall not include any information that (A) is or becomes generally available to the public or the trade other than as a result of a disclosure by Executive in violation of this Non-Competition Agreement or (B) becomes available to Executive on a non-confidential basis from a source other than the Company which is not prohibited from disclosing such information to Executive by a legal, contractual or fiduciary obligation to the Company or any other person.

“Unauthorized” shall mean:  (i) in contravention of the policies or procedures of the Company; (ii) otherwise inconsistent with any measures taken by the Company to protect its interests in the Confidential Information; (iii) in contravention of any lawful instruction or directive, either written or oral, of the Board, or an officer or employee of the Company empowered to issue such instruction or directive; (iv) in contravention of any duty existing under law or contract; or (v) to the detriment of the Company; but shall not include any disclosure which is customary in the normal course of business in the trade and consistent with the past practice of the Company.

(b)                                 Executive further agrees to take all reasonable measures to prevent unauthorized persons or entities from obtaining or using Confidential Information.  Promptly upon termination, for any reason, of Executive’s employment with the Company, Executive agrees to deliver to the Company all property and materials within Executive’s possession or control which belong to the Company or which contain Confidential Information.

2.                                      Non-Competition; Non-Solicitation.

(a)                                 During the Term (the “Non-Compete Period”), Executive will not, directly or indirectly, engage, anywhere in the Restricted Area (as defined below), whether such engagement be as an individual, officer, director, proprietor, employee, partner, member, investor (other than solely as a holder of less than two percent (2%) of the outstanding capital stock of a corporation whose shares are publicly traded on a national securities exchange or through a national market system or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended), creditor, consultant, advisor, sales representative, agent or other participant, in a Restricted Business (as defined herein).

(b)                                 For a period of time equal to the Non-Compete Period plus the greater of (i) any period that Executive is entitled to receive Base Salary and Continued Benefits under the Employment Agreement, or (ii) one year commencing as of the Termination Date, unless the Employment Agreement is terminated by the Company without Cause or Executive resigns with Good Reason, in each case, for a period of time equal to the Term plus the period during which the Company continues to pay Executive her Base Salary and Continued Benefits pursuant to Section 7 of the Employment Agreement, whenever the same shall occur and for whatever reason, Executive shall not, directly or indirectly, (i) cause, solicit, induce or encourage (each, a “Solicitation”) any person who is or was, prior to such Solicitation, an employee of the Company or any of its subsidiaries to leave employment with the Company or any of its subsidiaries, or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Company or any of its subsidiaries (including any former customer of the Company or its subsidiaries and any person that becomes a customer of the Company or any of its subsidiaries) or any other person who has a material business relationship with the Company or any of its subsidiaries, to terminate or modify any such actual or prospective relationship.

“Restricted Business” shall mean any business engaged in a business, directly or indirectly, similar to the business of the Company or any of its subsidiaries as of the Termination Date, any other consumer finance business that may be reasonably construed as competing with the business of the Company or any of its subsidiaries as of the Termination Date, or any future businesses of the Company or any of its subsidiaries as contemplated by any of them as of the Termination Date.

“Restricted Area” shall be any state in which any of the Company’s subsidiaries operate, as of the date hereof or the Termination Date.

3.                                      Intellectual Property.  Executive agrees that during the term of Executive’s employment with the Company, any and all inventions, developments, products, services, discoveries, innovations, writings, domain names, improvements, trade secrets, trade names, designs, drawings, business processes, secret processes and know-how, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with either of the Company, its strategic plans, products, processes, apparatus or business now or hereafter carried on by either of the Company (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company (as they shall determine) as against Executive or any of Executive’s assignees.  Executive further understands that in the course of Executive’s employment with the Company, Executive may prepare writings, drawings, diagrams, designs, specifications, manuals, instructional and other materials, and computer code and programs (“Works of Authorship” or “Works”).  Executive agrees that such Works are “works made for hire” under United States copyright law and the Company will be the owner of Executive’s entire right of authorship in such Works.  If such Works are deemed by operation of law not to be “works made for hire,” Executive hereby assigns to the Company Executive’s entire right of authorship, including copyright ownership in such Works and any and all right, title and interest in and to such Inventions made during the term of Executive’s employment by the Company.  Executive further agrees to assist in the preparation and execution, during and subsequent to Executive’s employment, of any papers the Company may request to secure patent, copyright or other protection for such Inventions or Works of Authorship.

Whether during or after Executive’s employment with the Company, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company, their successors and assigns (as they shall determine).  In the event that the Company is unable, after reasonable efforts and, in any event, after 30 business days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein to which the Company is entitled to ownership pursuant to this Section 3, whether because of her physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Chief Executive Officer and/or Treasurer of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark; provided, however, that the provisions of this sentence shall not apply if Executive disputes in writing the Company’s ownership of the intellectual property rights which are the subject of the proposed assignment.

4.                                      No Right to Continued Employment.  Nothing in this Non-Competition Agreement shall confer upon Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which, subject to the terms of the Employment Agreement, are hereby reserved, to discharge Executive at any time for any reason whatsoever, with or without cause.

5.                                      No Conflicting Agreements.  Executive warrants that Executive is not bound by the terms of a confidentiality agreement, non-competition or other agreement with a third party that would conflict with Executive’s obligations hereunder.

6.                                      Remedies.

(a)                                 Executive and the Company hereby agree that any controversy or claim arising out of or relating to this Non-Competition Agreement shall be resolved by arbitration in accordance with the provisions of Section 10 of the Employment Agreement; provided, however, that in the event of breach or threatened breach by Executive of any provision hereof, the Company shall be entitled to seek temporary or preliminary injunctive relief or other equitable relief to which either of them may be entitled pending the outcome of any arbitration proceeding, without the posting of any bond or other security.

(b)                                 The period of time during which the restrictions set forth in Section 2(a) hereof will be in effect will be extended by the length of time during which Executive is in breach of the terms of those provisions as finally determined by an arbitrator or any court of competent jurisdiction.

7.                                      Successors and Assigns.  This Non-Competition Agreement shall be binding upon Executive and Executive’s heirs, assigns and representatives and inure to the benefit of the Company and its successors and assigns, including without limitation any entity to which substantially all of the assets or the business of the Company are sold or transferred.  The obligations of Executive are personal to Executive and shall not be assigned by Executive.

8.                                      Severability.  It is expressly agreed that if any restrictions set forth in this Non-Competition Agreement are found by any court having jurisdiction to be unreasonable because they are too broad in any respect, then in each such case, (a) the remaining provisions herein contained shall nevertheless remain effective, (b) this Non-Competition Agreement, or any portion hereof, shall be considered to be amended, so as to be considered reasonable and enforceable by such court, and (c) the court shall specifically have the right to restrict the time period or the business or geographical scope of such restrictions to any portion of the time period, business or geographic areas to the extent the court deems such restriction to be necessary to cause the covenants to be enforceable, and, in such event, the covenants shall be enforced to the extent so permitted and the remaining provisions shall be unaffected thereby.  In such event, the parties hereto agree to execute all documents necessary to evidence such amendment so as to eliminate or modify any such unreasonable provision in order to carry out the intent of this Non-Competition Agreement insofar as possible and to render this Non-Competition Agreement enforceable in all respects as so modified.  The covenants contained in this Section 8 shall be construed to extend to separate jurisdictions or sub-jurisdictions of the United States in which the Company, during the term of Executive’s employment, has been or is engaged in business, and to the extent that any such covenant shall be illegal and/or unenforceable with respect to any jurisdiction, said covenant shall not be affected thereby with respect to each other jurisdiction, such covenants with respect to each jurisdiction being construed as severable and independent.  Any covenant on Executive’s part contained hereinabove that may not be specifically enforceable shall nevertheless, if breached, give rise to a cause of action for monetary damages.  The restrictive covenant provisions of this Non-Competition Agreement shall govern to the extent there is any conflict between their terms and the terms of any other agreement or understanding with the Company.

9.                                      Notices.  Any notice required or permitted to be given under this Non-Competition Agreement shall be in writing and be deemed given when delivered by hand or received by registered or certified mail, postage prepaid, or by nationally reorganized overnight courier service addressed to the party to receive such notice at the following address or any other address substituted therefor by notice pursuant to these provisions:

If to Executive:

Bridgette C. Roman
8825 Dunsinane Drive
Dublin, Ohio 43017

If to the Company:

Community Choice Financial Inc.
7001 Post Road, Suite 200
Dublin, Ohio 43016

Attn: CEO
Telephone: (614) 798-5900
Fax: (614) 760-2601

with a copy to:

Diamond Castle Holdings
280 Park Avenue, 25th floor, East Tower
New York, New York 10017
Attn:  Andrew Rush
Fax:  (212) 983-1234

10.                               Amendment.  No provision of this Non-Competition Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by the Company and Executive.

11.                               Entire Agreement.  This Non-Competition Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof, however, if any portion of this Non-Competition Agreement is determined to be unenforceable by a court of law, then solely the appropriate conflicting provisions of any other agreement binding upon Executive shall control.

12.                               Waiver, etc.  The failure of the Company to enforce at any time any of the provisions of this Non-Competition Agreement shall not be deemed or construed to be a waiver of any such provision, nor in any way affect the validity of this Non-Competition Agreement or any provision hereof or the right of the Company to enforce thereafter each and every provision of this Non-Competition Agreement.  No waiver of any breach of any of the provisions of this Non-Competition Agreement by the Company shall be effective unless set forth in a written instrument executed by the Company, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

13.                               Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Non-Competition Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio and the Rules of Professional conduct applicable to members of the Ohio bar, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.  In furtherance of the foregoing, the internal law of the State of Ohio shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.  Should the application of Rule 5.6 of the Rules of Professional Conduct result in the invalidity of the non-competition provisions of Section 2, Employee waives any right to payments during the Extended Benefits Period as defined by Section 6(d)(i) of her Employment Agreement.

14.                               Enforcement.  Subject to Section 10 of the Employment Agreement, if any party shall institute legal action to enforce or interpret the terms and conditions of this Non-Competition Agreement or to collect any monies under it, venue for any such action shall be the State of Ohio.  Each party irrevocably consents to the jurisdiction of the courts located in the State of Ohio for all suits or actions arising out of this Non-Competition Agreement.  Each party hereto waives, to the fullest extent possible, the defense of an inconvenient forum, and each agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Non-Competition Agreement to be executed as of the day written above.

Community Choice Financial Inc.

By:	/s/ William E. Saunders, Jr.

Name:	William E. Saunders, Jr.

Title:	Chief Executive Officer

Bridgette C. Roman

/s/ Bridgette C. Roman